EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 27, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Standex International Corporation and subsidiaries on Form 10-K for the year ended June 30, 2015.  We consent to the incorporation by reference of said reports in the Registration Statements of Standex International Corporation and subsidiaries on Form S-8 (File No. 333-147190 and 333-179513).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

August 27, 2015